GREAT-WEST & ANNUITY INSURANCE COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated
Effective as of March 24, 2009

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated
Effective as of March 24, 2009

ARTICLE I — PURPOSE; EFFECTIVE DATE

The purpose of this Supplemental Executive Retirement Plan (the “Plan”) is to provide supplemental retirement benefits for certain key officers of Great-West Life & Annuity Insurance Company (the “Company”).  It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits.

This Plan was originally established effective as of January 1, 1993 and was amended and restated effective as of January 1, 2005 to comply with the requirements of section 409A of the Internal Revenue Code to avoid adverse tax consequences with respect to the amounts deferred hereunder.  Effective as of March 24, 2009, the Plan was again amended and restated to reflect certain changes to the Plan.

ARTICLE II—DEFINITIONS

Whenever used in this document, the following terms shall have the meanings set forth in this Article unless a contrary or different meaning is expressly provided:

2.1           Actuarial Equivalent

“Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment based on the 1984 Unisex Pension Mortality Table (UP84) and an interest rate equal to the rate used by the Pension Benefit Guaranty Corporation for valuing immediate annuities under terminating pension plans.  Such rate shall be the rate in effect on January 1 of the year of determination.

2.2           Affiliate

“Affiliate” means any corporation or business entity that would be considered a single employer with Employer pursuant to Code sections 414(b) or 414(c).

2.3           Beneficiary

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.4           Board

“Board” means the Board of Directors of the Company.

2.5           Cause

“Cause” means:

(a)           The willful and continued failure by the Participant to substantially perform the Participant’s duties with Employer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant in writing, which specifically identifies the manner in which the Participant has not substantially performed the Participant’s duties; or

(b)           The willful engaging by the Participant in gross misconduct which is demonstrably injurious to Employer and its affiliates, taken as a whole.  For purposes of this paragraph, no act or omission shall be considered “willful” if performed or not performed by the Participant in good faith and with a reasonable belief that the action or omission was in the best interest of Employer.

Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause for purposes of the Plan unless and until there shall have been delivered to the Participant a copy of a notice of termination after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board or the Chief Executive Officer (or his delegate), and a finding that in the good faith opinion of the Board or Chief Executive Officer (or his delegate), the Participant was guilty of conduct set forth above in clauses (a) or (b) of the this Section and specifying the particulars thereof in detail.  A Participant who is terminated for Cause shall forfeit any right to receive benefits under the Plan.  Except as specifically provided herein, this provision shall not change the Participant’s at-will employment with the Company or require the Company to follow any procedures with respect to any termination except for the specific purposes provided herein.

2.6           Chief Executive Officer

“Chief Executive Officer” means the Chief Executive Officer of the Company.

2.7           Code

“Code” shall mean the Internal Revenue Code of 1986, as amended.  References to any section or subsection of the Code shall be deemed to be references to any comparable or succeeding provisions of any internal revenue law that amends or replaces such section.

2.8            “Company” means Great-West Life & Annuity Insurance Company, a Colorado corporation, and its successors, and assigns.

2.9           Compensation

“Compensation” means the Salary, bonuses and commissions paid to a Participant by Employer and considered to be “wages” for purposes of federal income tax withholding.  Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Internal Revenue Code, or under the Executive Deferred Compensation Plan and the Nonqualified Deferred Compensation Plan or any other nonqualified deferred compensation plan of the Employer or any Affiliate.  Compensation does not include expense reimbursements or any form of noncash compensation or benefits.

2.10           Disability

“Disability” means a physical or mental condition which prevents the Participant from satisfactorily performing the Participant’s usual duties for Employer.  The Plan Administrator shall determine the commencement and existence of Disability and may rely upon advice from a medical examiner satisfactory to the Plan Administrator in making the determination.

2.11           Domestic Partner

“Domestic Partner” means an individual whose domestic partnership with a Participant has been registered with Employer in accordance with the procedure for such registration established by the Employer.

2.12           Early Retirement Date

“Early Retirement Date” means the first day of the month coincident with or next following the month in which a Participant has a Separation from Service, if such Separation from Service occurs on or after such Participant’s attainment of age fifty-seven (57) and completion of fifteen (15) Years of Credited Service, but prior to the Participant’s Normal Retirement Date.

2.13           Employer

“Employer” means the Company and any U.S. subsidiary of the Company.

2.14           Executive Deferred Compensation Plan

“Executive Deferred Compensation Plan” means the Great-West Life & Annuity Insurance Company 2005 Executive Deferred Compensation Plan and its predecessor, the Great-West Life & Annuity Insurance Company Executive Deferred Compensation Plan, formerly known as The Great-West Life Assurance Company United States Employees’ Executive Deferred Compensation Plan.

2.15           Final Annual Compensation

“Final Annual Compensation” means the Participant’s Compensation paid during the twelve (12) consecutive complete months of employment with Employer prior to the Participant’s Disability.

2.16           Final Average Compensation

“Final Average Compensation” means the average of the Participant’s Compensation paid during the sixty (60) consecutive complete months out of the last eighty-four (84) months of employment with Employer that produce the highest average.

2.17           Final Average Salary

“Final Average Salary” means the average of the Participant’s Salary paid during the sixty (60) consecutive complete months out of the last eighty-four (84) months of employment with Employer that produce the highest average.

2.18           Form of Benefit Designation

“Form of Benefit Designation” means the election made by the Participant before January 1, 2009 specifying the form in which the Participant’s Supplemental Retirement Benefit shall be paid.  A Participant’s Form of Benefit Designation shall be irrevocable once made, except as otherwise provided under the Plan.

2.19           Nonqualified Deferred Compensation Plan

“Nonqualified Deferred Compensation Plan” means Great-West Life & Annuity Insurance Company 2005 Nonqualified Deferred Compensation Plan and its predecessor, the Great-West Life & Annuity Insurance Company Nonqualified Deferred Compensation Plan.

2.20           Normal Retirement Date

“Normal Retirement Date” means the first day of the month coincident with or next following the month in which a Participant has a Separation from Service, if such Separation from Service occurs on or after the Participant’s attainment of age sixty-two (62) and completion of fifteen (15) Years of Credited Service.

2.21           Participant

“Participant” means any individual who is participating in or has participated in this Plan, and who has not yet received full payment of his vested benefits hereunder, as provided in Article III.  The Board or Executive Committee of the Board shall designate each Participant either as a Class A Participant or a Class B Participant.

2.22           Plan

“Plan” means this Supplemental Executive Retirement Plan, as amended from time to time.

2.23           Plan Administrator

“Plan Administrator” means the individual or committee appointed by the Board or the Executive Committee of the Board to administer the Plan.  If no such appointment is made, the highest-ranking officer in the Human Resource department of the Company shall serve as the Plan Administrator.  Any individual serving as the Plan Administrator may be removed at any time in the sole discretion of the Board or Executive Committee of the Board.  In no event shall a Plan Administrator who is a Participant be permitted to make decisions regarding solely his or her own benefits under this Plan; rather, such decisions shall be made by other members of any committee appointed to as the Plan Administrator, or if no such committee has been appointed, the most senior officer of the company whose benefits are not at issue in the decision..

2.24           Qualified Plan

“Qualified Plan” means the Employees’ and Agents’ Pension Benefits Plan for the Great-West Life & Annuity Insurance Company, or any predecessor or successor defined benefit plan maintained by Employer that qualifies under Section 401(a) of the Internal Revenue Code.

2.25           Qualified Plan Offset

“Qualified Plan Offset” means the Participant’s benefit in the form of a monthly single life annuity under the Qualified Plan less any amounts attributable to the Guaranteed Fund or Surplus Fund (as those terms are defined by the Qualified Plan) or any Participant voluntary contributions, that would be payable to the Participant if the benefit commenced on the date as of which it is calculated.  The Qualified Plan Offset shall be calculated (i) using the Plan terms in effect at the time the Supplemental Retirement Benefit commences and (ii) the actuarial assumptions applicable to benefits payable at such time.

2.26           Retirement

“Retirement” means a Participant’s Separation from Service with Employer at an Early Retirement Date or Normal Retirement Date, as applicable.

2.27           Salary

“Salary” means the periodic payments made by Employer to a Participant on a regular basis.  Salary does not include commissions, bonuses, expense reimbursements, irregular payments or any form of noncash compensation or benefits but shall include any amounts deferred under Code sections 401(k) and 125, the Executive deferred Compensation Plan and the Nonqualified Deferred Compensation Plan and any other nonqualified deferred compensation plan of the Employer or any Affiliate.

2.28           Separation from Service

“Separation from Service” means the voluntary or involuntary termination of a Participant’s employment with Employer and all Affiliates within the meaning of Code section 409A.  A termination of employment generally occurs if the facts and circumstances indicate that Employer and the Participant reasonably anticipate that no further services will be performed for Employer or any Affiliate after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).  Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed 6 months, or if longer, so long as the Participant retains the right to reemployment with Employer or an Affiliate under an applicable statute or contract.  When a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least 6 months and such impairment causes the Participant to be unable to perform the duties of his or her position or any substantially similar position, a 29-month period of absence may be substituted for the 6-month period above.

2.29           Specified Employee

“Specified Employee” means an individual during the 12-month period beginning on each April 1 who was a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of Employer or any Affiliate during the 12-month period ending on the previous December 31.  Compensation that is excludable from an employee’s gross income on account of the location of the services or the location of the employer that is not effectively connected with the conduct of a trade or business within the United States shall not be treated as compensation for purposes of determining the identity of a key employee under this Section.

2.30           Supplemental Retirement Benefit

“Supplemental Retirement Benefit” means the benefit determined under Article V of this Plan.

2.31           Target Amount

“Target Amount” means sixty percent (60%) of Final Average Compensation multiplied by a fraction, the numerator of which is the Participant’s actual Years of Credited Service, not to exceed thirty (30), and the denominator of which is thirty (30).

2.32           Termination Target Amount

“Termination Target Amount” means sixty percent (60%) of Final Average Salary multiplied by a fraction, the numerator of which is the Participant’s actual Years of Credited Service, not to exceed thirty (30), and the denominator of which is thirty (30), reduced by the early retirement factor at age sixty-two (62) under the Qualified Plan.

2.33           Years of Credited Service

“Years of Credited Service” means the number of “Years of Credited Service” as defined under the Qualified Plan, whether or not the Participant is a participant in such plan.

ARTICLE III—PARTICIPATION AND VESTING

3.1           Eligibility and Participation

(a)           Eligibility.  Eligibility to participate in the Plan shall be limited to those key officers of Employer who are designated from time to time, by the Board or the Executive Committee of the Board.

(b)           Participation.  An employee’s participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate.  Subject to Section 3.2, participation in the Plan shall continue until such time as the Participant has a Separation from Service and as long thereafter as the Participant is eligible to receive benefits under this Plan.

3.2           Change in Employment Status

If the Board or the Executive Committee determines that a Participant’s employment performance no longer deserves reward through participation in this Plan, but the Participant does not have a Separation from Service, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant’s vested interest in such benefits as of the date designated by the Board (“Participation Termination Date”) or the Executive Committee of the Board.  Such benefits shall be based solely on the Participant’s Years of Credited Service, Compensation and Salary as of the Participation Termination Date.

3.3           Vesting

A Participant shall be one hundred percent (100%) vested after fifteen (15) Years of Credited Service.

ARTICLE IV—SURVIVOR BENEFITS

4.1           Pretermination Survivor Benefit

If a Participant dies while employed by Employer, Employer shall pay a survivor benefit to the Participant’s Beneficiary as follows:

(a)           Amount.  The amount of the survivor benefit shall be the Actuarial Equivalent lump sum present value of the Participant’s Supplemental Retirement Benefit determined under the Section of Article V which gives the Beneficiary the most valuable accrued benefit the Participant would have been entitled to as of the date of death.

(b)           Time and Form of Payment.  The survivor benefit shall be paid to the Beneficiary in the basic form provided below, unless the Participant elects an alternative form (i) in a Form of Payment Designation before January 1, 2009 or (ii) pursuant to Section 5.7.  Any alternative form shall be the Actuarial Equivalent of the basic form of benefit payment.  All payments shall be made on the date(s) the Participant would have received payment under Article V, assuming the Participant retired or terminated on the date of death.  The basic and alternative forms of payment are as follows:

(i)           Basic Form of Benefit Payment.  A lump sum payment.

(ii)           Alternative Forms of Payment.  Equal monthly installments of the benefit over a period certain of sixty (60) or one hundred twenty (120) months.

4.2           Posttermination Survivor Benefit

(a)           Death Prior to Commencement of Benefits.  If a Participant dies following Separation from Service and prior to the commencement of benefits hereunder, Employer shall pay a survivor benefit to the Participant’s Beneficiary as follows:

(i)           Amount.  The amount of the survivor benefit shall be equal to the Actuarial Equivalent lump sum present value of the Participant’s Supplemental Retirement Benefit determined under the Section of Article V which gives the Beneficiary the most valuable accrued benefit the Participant would have been entitled to as of the date of death.

(ii)           Time and Form of Payment.  The survivor benefit shall be paid to the Beneficiary in the basic form provided below, unless the Participant elects an alternative form (i) in a Form of Payment Designation before January 1, 2009 or (ii) pursuant to Section 5.7.  Any alternative form shall be the Actuarial Equivalent of the basic form of benefit payment.  All payments shall be made on the date(s) the Participant would have received payment under Article V, assuming the Participant retired or terminated on the date of death.  The basic and alternative forms of payment are as follows:

a)           Basic Form of Benefit Payment.  A lump sum payment.

b)           Alternative Forms of Payment.  Equal monthly installments of the benefit over a period certain of sixty (60) or one hundred twenty (120) months.

(b)           Death After Commencement of Benefits.  If a Participant dies following the Participant’s Separation from Service and after payments have commenced, a survivor benefit will be paid only if, and to the extent, provided for under Section 5.6.

4.3           Misrepresentation

The Committee may deny payment if death occurs within twenty-four (24) months beginning with the calendar month following commencement of participation in this Plan if the Participant has made a material misrepresentation in any form or document provided by the Participant to or for the benefit of Employer.

ARTICLE V—SUPPLEMENTAL RETIREMENT BENEFIT

5.1           Normal Retirement Benefit

If a Participant has a Separation from Service at a Normal Retirement Date, Employer shall pay to the Participant a monthly Supplemental Retirement Benefit equal to the Target Amount, less:

(a)           Fifty percent (50%) of the Participant’s estimated monthly primary Social Security benefit payable as of Retirement; and

(b)           The Qualified Plan Offset as of Retirement.

5.2           Early Retirement Benefit

If a Participant has a Separation from Service at an Early Retirement Date, Employer shall pay to the Participant the monthly Supplemental Retirement Benefit calculated under Section 5.1 except:

(a)           For Class A Participants, any bonus amounts which are treated as Compensation shall be reduced by five-sixths percent (5/6%) for each month by which the Participant’s Early Retirement Date precedes the first day of the month coincident with or next following the date on which the Participant would have attained age 62.  For Class B Participants, no bonus amounts shall be included in the calculation of Compensation under this Section 5.2;

(b)           The Target Amount shall be reduced by five-twelfths percent (5/12%) for each month by which the Participant’s Early Retirement Date precedes the first day of the month coincident with or next following the date on which the Participant would have attained age 62;

(c)           The offset required by Section 5.1(a) shall only reduce that portion of the Participant’s Supplemental Retirement Benefit payable on or after the first day of the month coincident with or next following the date on which the Participant attains age 62.  The offset shall be determined as of Retirement using the Social Security Act in effect at Retirement and assuming zero (0) future earnings from the Participant’s Early Retirement Date to the first day of the month that is coincident with or next following the date on which the Participant attains age 62; and

(d)           The offset required by Section 5.1(b) shall be the amount payable as of the Early Retirement Date.

5.3           Termination Benefit

If a Participant has a Separation from Service after accruing fifteen (15) Years of Credited Service but before Retirement, death or Disability, Employer shall pay to the Participant a monthly Supplemental Retirement Benefit equal to the Termination Target Amount, less:

(a)           Fifty percent (50%) of the Participant’s estimated monthly primary Social Security benefit payable as of the first day of the month coincident with or next following the date on which the Participant attains age 62.  This offset shall be determined at Separation from Service using the Social Security Act in effect at Separation from Service and assuming earnings from the date of Separation from Service to the first day of the month coincident or next following the date on which the Participant attains age 62 are equal to the Participant’s Salary at Separation from Service; and

(b)   The Qualified Plan Offset as of the first day of the month next following the date on which the Participant attains age 62.

5.4           Disability Retirement Benefit

If a Participant Separates from Service before Retirement as a result of Disability, Employer shall pay to the Participant the monthly Supplemental Retirement Benefit calculated under Section 5.1 or 5.2, whichever is applicable, except that Years of Credited Service shall continue to accrue during the period of Disability up to the first to occur of the Participant’s Early Retirement Date or Normal Retirement Date, determined as though the Participant has remained employed by Employer through such date.  For purposes of determining Final Average Compensation under this Section, the Participant shall be deemed to have earned an amount equal to Final Annual Compensation during each year the Disability continues.

5.5           Form of Benefit Payment

The Supplemental Retirement Benefit under Sections 5.1, 5.2, 5.3 and 5.4 shall be paid in the basic form provided below unless the Participant elects an alternative form (i) in a Form of Payment Designation before January 1, 2009 or (ii) pursuant to Section 5.7.  Any alternative form shall be the Actuarial Equivalent of the basic form of benefit payment.  The basic and alternative forms of payment are as follows:

(a)           Basic Form of Benefit Payment.  A monthly single life annuity for the Participant’s life.

(b)           Alternative Forms of Benefit Payment.

(i)             A lump sum payment.

(ii)            A monthly joint and survivor annuity with payment continued to the survivor at one hundred percent (100%) or fifty percent (50%) of the amount paid to the Participant.

(iii)           Equal monthly installments of the benefit over a period certain of sixty (60), one hundred twenty (120) or one hundred eighty (180) months.

5.6           Commencement of Benefit Payments

Unless a Participant selects a later date pursuant to Section 5.7, benefits payable to a Participant under Sections 5.1, 5.3 and 5.4 shall commence on the last day of the second (2nd) month following the later of the date on which the Participant attains age sixty-two (62) or the Participant’s Separation from Service.  Benefits payable to a Participant under Section 5.2 shall commence on the last day of the second (2nd) month following the Participant’s Separation from Service.  Notwithstanding the foregoing, any payment that would otherwise be made on account of a Separation from Service during the six months following a Separation from Service to a Participant who is a Specified Employee on the date of Separation from Service shall not be paid at the time otherwise due but shall be accumulated and paid to the Specified Employee (with interest at the yield rate on six-month U.S. Treasury Bills as of the first business day following the Participant’s Separation from Service) on the last day of the sixth (6th) month following Separation from Service.

5.7           Subsequent Change in Form or Time of Payment

Notwithstanding any other provision of the Plan, a Participant may change (i) the form in which his Supplemental Retirement Benefit will be paid to the basic form or any alternative form of payment available under Section 5.5 or (ii) the time at which his Supplemental Retirement Benefit will be paid, provided the change meets the following conditions:

(a)           the change does not accelerate the time or schedule of any payment within the meaning of Code §409A;

(b)           the change does not take effect until at least twelve 12 months after the date on which the change is made;

(c)           except in the case of a payment to be made following death, the payment with respect to which such change is made is deferred for a period of at least 5 years from the date such payment would otherwise have been made; and

(d)           for a change to a payment made upon a specified date, the change is made at least 12 months before such date.

Notwithstanding this Section 5.7, a change from one type of life annuity to another type of life annuity with the same scheduled date for the first annuity payment is not considered a change in the time and form of payment, provided that the annuities are actuarially equivalent applying reasonable actuarial methods and assumptions.

5.8           Withholding; Payroll Taxes

Employer shall withhold from payments hereunder any taxes required to be withheld from such payments under federal, state or local law.  A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code section 3405(a) (2).

5.9           Payment to Guardian

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Plan Administrator may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Plan Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution.  Such distribution shall completely discharge the Board, any Committee of the Board, Plan Administrator and Employer from all liability with respect to such benefit.

ARTICLE VI—BENEFICIARY DESIGNATION

6.1           Beneficiary Designation

Each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan.  Each Beneficiary designation shall be in a written form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant’s lifetime.  Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective without spousal execution of a written consent acknowledging the effect of the designation, unless such consent cannot be obtained because the spouse cannot be located.

6.2           Changing Beneficiary

Any Beneficiary designation may be changed by an unmarried Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Plan Administrator.  A married Participant’s Beneficiary designation may be changed with the consent of the Participant’s spouse as provided for in Section 6.1 by the filing of a new designation with the Plan Administrator.  The filing of a new designation shall cancel all designations previously filed.

6.3           Change in Marital Status

If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:

(a)           If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed above.

(b)           If the Participant is unmarried at death but was married when the designation was made:

(i)             The designation shall be void if the spouse was named as Beneficiary.

(ii)            The designation shall remain valid if a nonspouse Beneficiary was named.

(c)           If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

6.4           No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor.

(a)           The Participant’s surviving spouse or Domestic Partner, as applicable;

(b)           The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)           The Participant’s estate.

6.5           Effect of Payment

Payment to the Beneficiary shall completely discharge the obligations of the Company, Board, any Committee of the Board, Plan Administrator and Employer under this Plan.

ARTICLE VII—ADMINISTRATION

7.1           Plan Administrator; Duties

The Plan shall be administered by the Plan Administrator, which shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration.

7.2           Agents

The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3           Binding Effect of Decisions

The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4           Indemnity of Plan Administrator

The Company shall indemnify and hold harmless the Plan Administrator and any individual or members of the committee serving as the Plan Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such member’s service as the Plan Administrator, except in the case of gross negligence or willful misconduct.

ARTICLE VIII—CLAIMS PROCEDURE

8.1           Claim

Any person claiming a benefit, requesting an interpretation or ruling under the Plan or requesting information under the Plan shall present the request in writing to the Plan Administrator.  Within 90 days after the Plan Administrator receives a written claim for benefits under the Plan, the Plan Administrator will either approve the claim or notify the claimant that claim is denied.  The Plan Administrator may extend this time by up to an additional 90 days under special circumstances and will notify the claimant of the extension and the reasons therefore within the initial 90-day period.

Notwithstanding the foregoing, the Plan Administrator will notify a claimant of the denial of a claim for Disability Retirement Benefits under the Plan within a reasonable time, but not later than 45 days after receipt of a written claim.  This period may be extended by the Plan Administrator for two additional periods of up to 30 days each if the Plan Administrator determines that the extension is necessary due to matters beyond its control and notifies the claimant of the extension and the reasons therefore before the expiration of the applicable period.  Such notices of extension will specifically explain the standards on which entitlement to a Disability Retirement Benefit is based, the unresolved issues that prevent a decision on the claim and the additional information, if any, needed to resolve those issues.  If additional information is needed, the claimant will have at least 45 days to provide the information.

8.2           Denial of Initial Claim

If a claim is denied, in whole or in part, the Plan Administrator will furnish to the claimant, at the time of the denial, a written notice setting forth in a manner calculated to be understood by the claimant: (i) the reason(s) for the denial, including a reference to any applicable provisions of the Plan; (ii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (iii) and an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse determination on review.  In addition, if a claim for Disability Retirement Benefits is denied, the notice will inform the claimant of any internal rule, guideline, protocol or other similar criterion relied upon in denying the claim and identify any health care professional consulted in connection with the denial.

8.3           Review of Claim Denial

If the claimant receives a notice denying a claim, in whole or in part, he may request in writing a review of the claim within 60 days (180 days for denial of claims for Disability Retirement Benefits) after receiving a notice of denial.  Such request may be made either in person or by a duly authorized representative and will set forth all the bases of the request for review, any facts supporting the review and any issues or comments the claimant deems pertinent.  The claimant may submit documents, records and other information in support of the review and will be provided upon request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal.

8.4           Final Decision

A committee of three individuals appointed by the Board or the Executive Committee of the Board (the “Review Committee”) will review the appeal of any claim denial under the Plan.  The Review Committee will make a decision with respect to a claim review promptly, but not later than 60 days (45 days in the case of denials of claims for Disability Retirement Benefits) after receipt of the appeal.  The Review Committee may extend this time period by up to an additional 60 days (45 days in the case of denials of claims for Disability Retirement Benefits) under special circumstances by providing the claimant with notice of the extension and the reasons therefore within the initial 60-day (or 45-day) period.  The Review Committee will not grant deference to the initial decision and will consider all information submitted, regardless of whether it was considered in connection with the initial claim.

In deciding an appeal from the denial of a claim for Disability Benefits that is based in whole or in part on a medical judgment, the Review Committee will consult with a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment.  Such health care professional will not be the individual, if any, who was consulted in connection with the denial that is the subject of the appeal, or a subordinate of such individual.

The final decision of the Review Committee will be in writing, give specific reasons for the decision, provide specific references to the pertinent provisions of the Plan on which the decision was based and include both a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring an action under ERISA.  In addition, if an appeal of a claim for Disability Retirement Benefits is denied, the notice of denial will inform the claimant of any rule, guideline, protocol or other similar criterion relied upon in making the adverse benefit determination and identify the health care professional consulted in connection with the appeal   The decisions of the Committee will be final and conclusive on all persons.

8.5           Disputed Payments under Code Section 409A

If the Employer fails to make any payment, in whole or in part, claimed by a Participant or any other person as of the date specified under the terms of the Plan, the payment will be treated as made upon the date specified under the Plan for purposes of Code section 409A if the recipient accepts the portion (if any) of the payment that the Employer is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amounts), makes prompt and reasonable good faith efforts to collect the remaining portion of the payment, and any further payment (including payment of a lesser amount that satisfies the obligation to make the payment) is made no later than the end of the first calendar year in which the claimant and the Employer enter into a legally binding settlement of such dispute, the Employer concedes the amount is payable or the Employer is required to made such payment pursuant to a final, binding and nonappealable judgment or other binding decision.  For purposes of this Section 8.5, efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts unless the claimant provides notice to the Employer within 90 days of the latest date upon which a payment could have been timely made in accordance with the terms of the Plan and unless, if not paid, the claimant takes further enforcement measures within 180 days after such latest date.

ARTICLE IX—TERMINATION, SUSPENSION OR AMENDMENT

9.1           Termination, Suspension or Amendment of Plan

The Board or the Executive Committee of the Board may, in their sole discretion, terminate or suspend the Plan at any time, in whole or in part.  The Board or the Executive Committee of the Board may amend the Plan at any time.  Any amendment may provide different benefits or amounts of benefits from those herein set forth.  No such termination, suspension or amendment, however, shall adversely affect the amount of the accrued benefits of Participants (determined as of the day prior to such action), the amount of benefits of any Participant who has previously retired, or the amount of benefits of any Beneficiary of a Participant who has previously died, except as otherwise determined by the Board or the Executive Committee of the Board under Section 10.1 with respect to any Participant.  Furthermore, no suspension or amendment shall alter the applicability of the vesting schedule in Section 3.3 with respect to a Participant’s accrued benefit at the time of such suspension or amendment.  Upon termination of the Plan, however, all Participants shall be one hundred percent (100%) vested in their accrued Supplemental Retirement Benefits, and the Board or the Executive Committee of the Board may cause the accrued Supplemental Retirement Benefits of any Participant to be paid at any time permitted under Code section 409A and the regulations and binding guidance thereunder.

Notwithstanding the foregoing, the Board or the Executive Committee of the Board shall have the right to amend the Plan in any manner whatsoever without the consent of any Participant or Beneficiary to comply with the requirements of Code section 409A or to preserve the favorable tax treatment, as determined in the sole discretion of the Plan Administrator, of benefits payable under the Plan even if such amendment has the effect of reducing the amount of a vested benefit hereunder.

ARTICLE X—MISCELLANEOUS

10.1           Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Section 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.  Accordingly, the Board or the Executive Committee of the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.2           Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer.  Except as provided in Section 10.3, such policies, annuity contracts or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan.  Any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer.  Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.3           Trust Fund

The Employer of a Participant shall be responsible for the payment of all benefits to such Participant provided under the Plan.  At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Board or the Executive Committee of the Board may approve, for the purpose of providing for the payment of such benefits.  Although such a trust shall be irrevocable, its assets shall be held for payment of each Employer’s general creditors in the event of insolvency.  To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them.  If not paid from the trust, such benefits shall remain the obligation of Employer.

10.4           Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5           Not a Contract of Employment

This Plan shall not constitute a contract of employment between Employer and the Participant.  Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

10.6           Protective Provisions

A Participant shall cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and by taking such other action as may be requested by Employer.

10.7           Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Colorado, except as preempted by federal law.

10.8           Validity

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9           Notice

Any notice or filing required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Plan Administrator shall be directed to the Company’s address.  Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Employer’s records.

10.10           Successors

The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

10.11  Compliance with Code Section 409A

Notwithstanding any provision of the Plan to the contrary, the Plan will be interpreted and administered to comply with the requirements of Code section 409A and any applicable regulations and binding guidance thereunder to avoid adverse tax consequences.  No provision of the Plan, however, is intended or shall be interpreted to create any right with respect to the tax treatment of the amounts paid or payable hereunder, and neither the Employer nor any affiliate or any of its or their officers, directors, employees, agents or service providers shall have any liability to a Participant or Beneficiary for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Code section 409A.

[Signatures on following page]

Dated this 24th day of March, 2009.

Executed for the Company by:	Graham R. McDonald

Title of Individual:	Senior Vice President, Corporate Resources

Signature:	/s/ Graham R. McDonald

Executed for the Company by:	Glen R. Derback

Title of Individual:	Senior Vice President and Controller

Signature:	/s/ Glen R. Derback